Exhibit 99.1

Alta Mesa Resources, Inc.

ALTA MESA ANNOUNCES LEADERSHIP TRANSITION

Houston, Texas - December 20, 2018 - Alta Mesa Resources, Inc. (NASDAQ: AMR, “Alta Mesa Resources” or the “Company”) today announced the resignations of Harlan H. Chappelle, President and Chief Executive Officer, and Michael E. Ellis, Vice President and Chief Operating Officer-Upstream, effective December 26, 2018. Mr. Chappelle and Mr. Ellis will also resign as members of the Company’s board of directors, effective immediately.

James Hackett, Executive Chairman of the Board, has been named Interim Chief Executive Officer of the Company. The Company also announced that it has entered into an agreement with Meridian Energy LLC (“Meridian”), which is led by Randy L. Limbacher, John H. Campbell and Mark P. Castiglione. Meridian is a private equity portfolio advisory company. Mr. Limbacher will serve as the President, Mr. Campbell will serve as the Chief Operating Officer - Upstream and Mr. Castiglione will serve as the Chief of Staff to the President, on a consulting basis. The new leadership team will share details of the 2019 operating and financial plan early next year.

Mr. Limbacher, Mr. Campbell and Mr. Castiglione have worked with Riverstone Holdings LLC since June 2017. Mr. Limbacher’s prior experience includes serving in Chairman, CEO, COO and EVP roles in various E&P companies such as Samson Resources, Rosetta Resources, ConocoPhillips and Burlington Resources. Mr. Campbell’s prior experience includes serving as President and other senior executive positions at Quantum Resources, LLC and Ocean Energy. Mr. Castiglione’s prior experience includes senior executive positions at Quantum Resources, LLC and El Paso Corp.

Mr. Hackett commented: “We welcome Randy, John and Mark to Alta Mesa Resources, and I look forward to working with them in this transitional period for the company. This senior executive team has deep experience in public energy company leadership and understands the expectations demanded of those companies. All three are trained as petroleum engineers and have significant financial experience.”

Michael A. McCabe remains Vice President and Chief Financial Officer, as a search continues for his replacement.

Alta Mesa Resources, Inc. is an independent energy company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin in Oklahoma, and through Kingfisher Midstream, LLC, provides best-in-class midstream energy services, including crude oil and gas gathering, processing and marketing and produced water disposal to producers in the STACK play.

FOR MORE INFORMATION CONTACT: Scott Grandt (281) 945-3357 sgrandt@altamesa.net
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15021 Katy Freeway, Suite 400 ● Houston, Texas 77094 ● (281) 530-0991 ● www.altamesa.net